================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (FINAL AMENDMENT)
                                (AMENDMENT NO.1)


                          MANCHESTER TECHNOLOGIES, INC.
                          -----------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)


                                    562398107
                                 --------------
                                 (CUSIP Number)


                                Robert A. Ferris
                           Electrograph Holdings, Inc.
                         c/o Caxton-Iseman Capital, Inc.
                                500 Park Avenue,
                               New York, NY 10022
                                 (212) 774-5800


                                 with a copy to:

                              Carl L. Reisner, Esq.
                  Paul, Weiss, Rifkind, Wharton & Garrison LLP
                          1285 Avenue of the Americas,
                             New York, NY 10019-6064
                                 (212) 373-3000
               -------------------------------------------------
                  (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                 AUGUST 1, 2005
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].


                      This document consists of 9 pages.

================================================================================

CUSIP NO. 562398107                  SCHEDULE 13D              Page 2 of 9 Pages

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Electrograph Holdings, Inc.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  [_]
                                                                     (b)  [_]
--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       N/A
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

                                7         SOLE VOTING POWER

                                          -0-
  NUMBER OF SHARES           ---------------------------------------------------
    BENEFICIALLY                8         SHARED VOTING POWER
     OWNED BY
   EACH REPORTING                         -0-*
       PERSON                ---------------------------------------------------
        WITH                    9         SOLE DISPOSITIVE POWER

                                          -0-
                             ---------------------------------------------------
                               10         SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------


----------
*    Please see responses to Item 5.

CUSIP NO. 562398107                  SCHEDULE 13D              Page 3 of 9 Pages

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Electrograph Investment Holdings, Inc.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  [_]
                                                                     (b)  [_]
--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       N/A
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

                                7         SOLE VOTING POWER

                                          -0-
  NUMBER OF SHARES           ---------------------------------------------------
    BENEFICIALLY                8         SHARED VOTING POWER
     OWNED BY
   EACH REPORTING                         -0-*
       PERSON                ---------------------------------------------------
        WITH                    9         SOLE DISPOSITIVE POWER

                                          -0-
                             ---------------------------------------------------
                               10         SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------


----------
*    Please see responses to Item 5.

CUSIP NO. 562398107                  SCHEDULE 13D              Page 4 of 9 Pages

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Caxton-Iseman (Electrograph), L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  [_]
                                                                     (b)  [_]
--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       N/A
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

                                7         SOLE VOTING POWER

                                          -0-
  NUMBER OF SHARES           ---------------------------------------------------
    BENEFICIALLY                8         SHARED VOTING POWER
     OWNED BY
   EACH REPORTING                         -0-*
       PERSON                ---------------------------------------------------
        WITH                    9         SOLE DISPOSITIVE POWER

                                          -0-
                             ---------------------------------------------------
                               10         SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------


----------
*    Please see responses to Item 5.

CUSIP NO. 562398107                  SCHEDULE 13D              Page 5 of 9 Pages

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Golconda Holdings, Inc.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  [_]
                                                                     (b)  [_]
--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       N/A
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

                                7         SOLE VOTING POWER

                                          -0-
  NUMBER OF SHARES           ---------------------------------------------------
    BENEFICIALLY                8         SHARED VOTING POWER
     OWNED BY
   EACH REPORTING                         -0-*
       PERSON                ---------------------------------------------------
        WITH                    9         SOLE DISPOSITIVE POWER

                                          -0-
                             ---------------------------------------------------
                               10         SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------


----------
*    Please see responses to Item 5.

CUSIP NO. 562398107                  SCHEDULE 13D              Page 6 of 9 Pages

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Frederick J. Iseman
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)  [_]
                                                                     (b)  [_]
--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       N/A
--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
       TO ITEM 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------

                                7         SOLE VOTING POWER

                                          -0-
  NUMBER OF SHARES           ---------------------------------------------------
    BENEFICIALLY                8         SHARED VOTING POWER
     OWNED BY
   EACH REPORTING                         -0-*
       PERSON                ---------------------------------------------------
        WITH                    9         SOLE DISPOSITIVE POWER

                                          -0-
                             ---------------------------------------------------
                               10         SHARED DISPOSITIVE POWER

                                          -0-
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-*
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                          [_]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------


----------
*    Please see responses to Item 5.

CUSIP NO. 562398107                  SCHEDULE 13D              Page 7 of 9 Pages
--------------------------------------------------------------------------------


         The Reporting Persons (defined herein below) hereby amend and supplement their Statement of Beneficial Ownership on Schedule 13D, originally filed on April 20, 2005 (the "Schedule 13D") with respect to the shares of common stock, $0.01 par value (the "Shares") of Manchester Technologies, Inc. (the "Issuer").


ITEM 4.  PURPOSE OF TRANSACTION

         The following paragraph is added after the last paragraph of Item 4:

         "The Merger was consummated on August 1, 2005. Following consummation of the Merger, the obligations under the Voting Agreement terminated in accordance with its terms, and therefore, the Reporting Persons may no longer be deemed to beneficially own the shares to which this Statement relates."


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         Item 5 is amended and restated in its entirety as set forth below.

         (a) As a result of the consummation of the Merger, and the termination of the Voting Agreement, EH may no longer be deemed to have the right to vote or direct the voting of, and may no longer be deemed to be the beneficial owner of, the Shares that were subject to the Voting Agreement.

         (b) As a result of the consummation of the Merger and termination of the Voting Agreement, EH may no longer be deemed to have the power to vote or direct the vote of the Shares that were subject to the Voting Agreement.

         (e) As a result of the consummation of the Merger and the termination of the Voting Agreement, as of August 1, 2005, the Reporting Persons may no longer be deemed to be the beneficial owners of more than five percent (5%) of the Shares of the Issuer.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERTAKINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         The matters set forth in Item 4 above are incorporated in this Item 6 by reference as if fully set forth herein.

CUSIP NO. 562398107                SCHEDULE 13D                Page 8 of 9 Pages
--------------------------------------------------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to my best knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  August 3, 2005

                                          ELECTROGRAPH HOLDINGS, INC.


                                          By:  /s/ Frederick J. Iseman
                                               ------------------------
                                               Name:  Frederick J. Iseman
                                               Title: President



                                          ELECTROGRAPH INVESTMENT HOLDINGS, INC.


                                          By:  /s/ Frederick J. Iseman
                                               ------------------------
                                               Name:  Frederick J. Iseman
                                               Title: President



                                          CAXTON-ISEMAN (ELECTROGRAPH), L.P.


                                          By:  Golconda Holdings, Inc.
                                               its general partner

                                               By:  /s/ Frederick J. Iseman
                                                    ------------------------
                                                    Name:  Frederick J. Iseman
                                                    Title: President

                                          GOLCONDA HOLDINGS, INC.


                                          By:  /s/ Frederick J. Iseman
                                               ------------------------
                                               Name:  Frederick J. Iseman
                                               Title: President



                                          /s/ Frederick J. Iseman
                                          ------------------------------
                                          Frederick J. Iseman